EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

BRT Apartments Corp.
Great Neck, New York

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-213162) of our reports dated December 13, 2016, relating to the consolidated financial statements and financial statement schedule and the effectiveness of BRT Realty Trust’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2016.
We also hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement of our report dated February 7, 2017, relating to the statement of revenues and certain expenses of the property located at 383 Taylor Street, Columbia, South Carolina for the year ended December 31, 2015, which appears in a Current Report on Form 8-K filed February 7, 2017, our report dated February 6, 2017, relating to the statement of revenues and certain expenses of the property located at 6601 Charmed Way, Fredericksburg, Virginia for the year ended December 31, 2015, which appears in a Current Report on Form 8-K filed February 6, 2017, our report dated April 19, 2017, relating to the combined statement of revenues and certain expenses of the properties located at 411 North 8th Street, St. Louis, Missouri and 901 Locust Street, St. Louis, Missouri, which appears in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on April 19, 2017, and our report dated May 5, 2017, relating to the  statement of revenues and certain expenses of the property located at 10362 Old Olive Street Road, Creve Coeur, Missouri, which appears in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on May 5, 2017.
We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ BDO USA, LLP
BDO USA, LLP
New York, New York

May 17, 2017